Exhibit 10.2

CONSENT
As a member of the Chico’s FAS, Inc. (“Company”) Executive Committee, I recognize the impact the COVID-19 virus has had on our corporate operations and authorize the Company to reduce my base salary by 50% beginning April 5, 2020 and continuing until further notice. Such base salary shall not include any performance incentive or any other bonuses to which I may be entitled. I understand that Social Security and/or Company or affiliate contributions, 401(k) and deferred compensation contributions will also be reduced accordingly during this period. I agree that nothing in this agreement constitutes grounds to claim any right to severance, equity or other benefits. I understand that all other terms and conditions of my employment with the Company remain unchanged.
Acknowledged and Agreed:
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March ___, 2020